CPG FOCUSED ACCESS FUND, LLC

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board of Directors ( "the Board") of CPG Focused Access Fund, LLC (the "Fund"), including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act) of the Fund (the "Independent Directors"), which desires to offer multiple classes of units of limited liability company interests ("Units") of the Fund, has determined that the following plan (the "Plan") is in the best interests of each Class (as defined below) individually and the Fund as a whole.

I.          Attributes of Classes

Units of the Fund shall be divided into Class F1 Units, Class F2 Units, Class A Units and Class I Units (or as it otherwise may be denominated) (each, a "Class"). Each Unit of the Fund represents an equal pro rata interest in the Fund and, except as set forth below, has identical voting rights, powers, qualifications, terms and conditions and, in proportion to each Unit's net asset value, liquidation rights and preferences. The Classes differ in that: (i) each Class has a different designation; (ii) Class F1 Units and Class A Units are subject to a distribution and servicing fee ("Distribution and Serving Fee") at the annual rate of 0.70% and 0.75%, respectively, of the aggregate net asset value of such Class under a plan adopted pursuant to Rule 12b-1 under the 1940 Act (the "Distribution and Servicing Plan"); (iii) Sub-Placement Agents may charge purchasers of Class A Units and Class FI Units a placement fee or sales load; (iv) Class F1 Units and Class F2 Units only may be purchased until such time as investor subscriptions reach $100 million (thereafter, Class F1 and Class F2 will be closed to new investors, and will be offered only to existing Class F1 and Class F2 investors, as applicable); and (v) with respect to matters submitted to a vote of investors, if a separate vote of any Class is required by the 1940 Act or other applicable law or attributes applicable to a particular Class, or if a matter affects only the interests of a particular Class, then only that Class has voting power on the matter.

A.         CLASS F1 UNITS

Class F1 Units may be purchased by any Eligible Investor (as defined in the Fund's Confidential Offering Memorandum (the "Memorandum")) until such time as investor subscriptions reach $100 million. Thereafter, Class F1 will be closed to new investors, and will be offered only to existing Class F1 investors.

1.          Sales Charges. Certain Sub-Placement Agents may charge Class F1 investors a one-time placement fee or sales load up of to a maximum of 3.0% of the amount they invest in the Fund. The sales load will be in addition to an Investor's investment in the Fund, and not deducted therefrom.

2.          Distribution and Serving Fee. Class F1 Units are subject to a Distribution and Serving Fee, payment of which is governed by the Distribution and Servicing Plan, for distribution and sales and shareholder account support services, of 0.70% of the aggregate net asset value of Class F1 Units, determined and accrued as of the last day of each calendar month (before any repurchases of Class F1 Units).

3.          Class Expenses. No expenses are allocated particularly to Class F1 Units other than the Distribution and Serving Fee.

4.          Conversion Features and Exchange Privileges. Class F1 Units shall not be subject to any automatic conversion feature. Under certain circumstances described in the Memorandum, an investor's Class F1 Units may be converted to Class F2 Units. The net asset value of the Class F2 Units received upon any such conversion will equal the net asset value of the converted Class F1 Units on the date of the conversion. There are no exchange privileges associated with Class F1 Units.

B.         CLASS F2 UNITS

Class F2 Units are sold only to Eligible Investors that (i) compensate their financial intermediaries for their services through asset-based fees or (ii) purchase Units directly from the Fund, as described in the Memorandum. Class F2 Units may be purchased until such time as investor subscriptions reach $100 million. Thereafter, Class F2 will be closed to new investors, and will be offered only to existing Class F2 investors.

1.          Sales Charges. Class F2 Units are not subject to a sales charge.

2.          Distribution and Servicing Fee. Class F2 Units are not subject to the Distribution and Servicing Fee.

3.          Class Expenses. No expenses are allocated particularly to Class F2 Units.

4.          Conversion Features and Exchange Privileges. Class F2 Units shall not be subject to any automatic conversion feature. As described in the Memorandum and with advance notice to the investor, an investor's Class F2 Units may be converted to Class F1 Units if such investor is no longer eligible to participate in Class F2 Units. The net asset value of the Class F1 Units received upon any such conversion will equal the net asset value of the converted Class F2 Units on the date of the conversion without the imposition of any sales load, fee, or other charge. There are no exchange privileges associated with Class F2 Units.

C.         CLASS A UNITS

Class A Units may be purchased by any Eligible Investor .

1.          Sales Charges. Certain Sub-Placement Agents may charge Class A investors a one-time placement fee or sales load up of to a maximum of 3.0% of the amount they invest in the Fund. The sales load will be in addition to an Investor's investment in the Fund, and not deducted therefrom.

2.          Distribution and Serving Fee. Class A Units are subject to a Distribution and Serving Fee, payment of which is governed by the Distribution and Servicing Plan, for distribution and sales and shareholder account support services, of 0.75% of the aggregate net asset value of Class A Units, determined and accrued as of the last day of each calendar month (before any repurchases of Class A Units).

3.          Class Expenses. No expenses are allocated particularly to Class A Units other than the Distribution and Serving Fee.

4.          Conversion Features and Exchange Privileges. Class A Units shall not be subject to any automatic conversion feature. Under certain circumstances described in the Memorandum, an investor's

Class A Units may be converted to Class I Units. The net asset value of the Class I Units received upon any such conversion will equal the net asset value of the converted Class A Units on the date of the conversion. There are no exchange privileges associated with Class A Units.

D.         CLASS I UNITS

Class I Units are sold only to Eligible Investors that (i) compensate their financial intermediaries for their services through asset-based fees or (ii) purchase Units directly from the Fund, as described in the Memorandum.

1.          Sales Charges. Class I Units are not subject to a sales charge.

2.          Distribution and Servicing Fee. Class I Units are not subject to the Distribution and Servicing Fee.

3.          Class Expenses. No expenses are allocated particularly to Class I Units.

4.          Conversion Features and Exchange Privileges. Class I Units shall not be subject to any automatic conversion feature. As described in the Memorandum and with advance notice to the investor, an investor's Class I Units may be converted to Class A Units if such investor is no longer eligible to participate in Class I Units. The net asset value of the Class A Units received upon any such conversion will equal the net asset value of the converted Class I Units on the date of the conversion without the imposition of any sales load, fee, or other charge. There are no exchange privileges associated with Class I Units.

C.         ADDITIONAL CLASSES

In the future, the Fund may offer additional classes of Units which differ from the Classes discussed above. Any additional classes of Units, however, must be approved by the Board, and the Plan must be amended to describe those classes of Units.

II.          DIVIDENDS AND DISTRIBUTIONS

Because of the differences in fees described above, the dividends payable to investors of one Class will differ from the dividends payable to investors of the other Class. Dividends payable to each Class will, however, be declared and paid at the same time and, except for the differences in expenses listed above, will be determined in the same manner and paid in the same amounts per outstanding Units.

III.          EXPENSE ALLOCATIONS

Income, realized and unrealized capital gains and losses, and Fund expenses not allocated to a particular Class shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (i) fees under a Distribution and Servicing Plan; (ii) printing and postage expenses related to preparing and distributing materials, such as investor reports, prospectuses and proxies, to current investors of a specific Class; (iii) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (iv) the expense of administrative personnel and services as required to support the investors of a specific Class; (v) litigation or other legal expenses relating solely to a specific Class; and (vi) Directors' fees incurred as a result of issues relating to a specific Class.

Dated: July 12, 2018

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